SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2006

CARDINAL COMMUNICATIONS, INC.
(Exact name of registrant as specified in Charter)

Nevada	1-15383	91-2117796
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

390 Interlocken Crescent, Suite 900
Broomfield, Colorado 80021
(Address of Principal Executive Offices)

303-285-5379
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Cardinal Communications, Inc. (the "Registrant" or the “Company”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02    Appointment of Principal Officers.

Effective April 19, 2006, Cardinal Communications, Inc. (the “Company”) appointed Joseph M. Durnford, Robert T. Hale, Robert R. Searls, and Kerry D. Briggs to serve as directors of the Company. Pursuant to Sections 3.2 and 3.10 of the Bylaws of the Company, Messrs. Durnford, Hale, Searls, and Briggs shall serve in such capacity until the next annual meeting of the shareholders of the Company.

Joseph M. Durnford has over 19 years experience in corporate finance, accounting, business strategy, and mergers and acquisitions. Mr. Durnford is the Founder and CEO of JD Ford & Company, a specialized investment bank that has been directly responsible for completing numerous middle market merger and acquisition transactions, and raised capital through a variety debt and equity financing structures. During his career Mr. Durnford has participated in corporate finance and merger and acquisition transactions with values exceeding $1 billion, in a variety of industries including manufacturing, software development, real estate development, construction, financial services, and consumer products. He is a Certified Public Accountant and serves on the corporate boards of Thomas Industries, which he chairs, Compass Bank of Colorado, and Mallfinder Networks.

Robert T. Hale brings more than 35 years of business expertise to the Board, the majority of which involved the telecommunications industry. Mr. Hale is currently the Chairman of Granite Telecommunications a successful telecom and software services company. Granite Telecommunications, a profitable $280,000,000 company, provides local phone services, telecom expense reporting and premier dial tone support services to over 15,000 customers with over 120,000 locations and 490,000 telephone lines throughout the country. A graduate of Tufts University 1959 with a degree in economics, Mr. Hale has served on audit and compensation committees of various boards of directors. Mr. Hale co-founded Network Plus, Inc., and Ascent. He is former Chairman and Director of the merged Comptel/Ascent Board, is on the Board of the Harvard School of Public Health, and has served on the Board for The Lown Cardiovascular Research Foundation for the past eight years. Mr. Hale has also been Director of Sigecom, LLC and Utilicom Networks.

Robert R. Searls is a successful real estate developer and has formed a series of partnerships and corporations for the purpose of purchasing or developing a variety of real estate projects including commercial retail, office, self storage, multi-family and residential subdivisions. A former Navy and Eastern Airlines pilot Mr. Searls has been a Series 7 broker and negotiated the acquisition and sale of several hundred million dollars in real estate in Colorado and Florida.

Kerry D. Briggs is President and Owner of Briggs Financial Services a specialty line insurance agency serving the banking and credit union marketplace. Mr. Briggs has over 20 years of experience in the finance and banking industry. Mr. Briggs also is a successful real estate developer building and owning several apartment and condominium complexes in Utah, Arizona, and Kansas. Mr. Briggs served as a pilot in the United States Air Force Reserve for 28 years retiring in 2000 as a Colonel.

Interested Directors

Two of the newly appointed members of the Board of Directors, Robert Searls and Kerry Briggs, have prior relationships with the Company and may be “interested” as defined by Form 8K. Mr. Searls is a former member of Sovereign Partners, LLC, and a current shareholder of Cardinal. Mr. Briggs has been an outside joint venture partner for five Sovereign Partner projects: SR Condominiums, LLC, Colony Ridge Development, LLC, Settler’s Chase Commercial Development, Heritage Condominiums, LLC (complete), and Settler’s Chase Development, LLC (complete).

Item 8.01    Other Events.

On April 25, 2006, the Company issued a press release announcing the additions of Joseph M. Durnford, Robert T. Hale, Robert R. Searls, and Kerry D. Briggs to the Board of Directors described under Item 5.02 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Exhibit No.	Description

99.1	Press Release dated April 25, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Communications, Inc.

By:	/s/ Edouard A. Garneau
President and Chief Executive Officer

Date: April 25, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 25, 2006